Filed pursuant to Rule 433
February 11, 2025
Pricing Term Sheet
Relating to
Preliminary Prospectus Supplement dated
February 11, 2025 to
Registration Statement No. 333-238245

STATE OF ISRAEL

5.375% BONDS DUE 2030
5.625% BONDS DUE 2035

Issuer:	State of Israel
Securities Offered:	5.375% Bonds due 2030 (the “2030 Bonds”) 5.625% Bonds due 2035 (the “2035 Bonds” and, together with the 2030 Bonds, the “Bonds”)
Principal Amount:	US$2,500,000,000 for the 2030 Bonds US$2,500,000,000 for the 2035 Bonds
Maturity Date:	February 19, 2030 for the 2030 Bonds February 19, 2035 for the 2035 Bonds
Trade Date:	February 11, 2025
Original Issue Date (Settlement):	Expected February 19, 2025 (T+5)[1] through the book-entry facility of The Depository Trust Company
Issue Price (Price to Public):

2030 Bonds: 99.146%, plus accrued interest from February 19, 2025 if settlement occurs after that date

2035 Bonds: 98.011%, plus accrued interest from February 19, 2025 if settlement occurs after that date

Net Proceeds to Issuer (before expenses):	2030 Bonds: US$2,476,775,000 (99.071%) 2035 Bonds: US$2,447,150,000 (97.886%)
Coupon:	2030 Bonds: 5.375% 2035 Bonds: 5.625%
Yield to Maturity:	2030 Bonds: 5.573% 2035 Bonds: 5.891%

Benchmark Treasury:	2030 Bonds: 4.250% due January 31, 2030 2035 Bonds: 4.250% due November 15, 2034
Benchmark Treasury Price and Yield:	2030 Bonds: 99-14+; 4.373% 2035 Bonds: 97-23; 4.541%
Spread to Benchmark Treasury:	2030 Bonds: +120 basis points 2035 Bonds: +135 basis points
Interest Payment Period:	Semi-annually
Interest Payment Dates:	2030 Bonds: Each February 19 and August 19, commencing August 19, 2025 2035 Bonds: Each February 19 and August 19, commencing August 19, 2025
Denominations:	US$200,000 and multiples of US$1,000 above that amount
Business Day:	New York
CUSIP:	2030 Bonds: 46514Y8A8 2035 Bonds: 46514Y8B6
ISIN:	2030 Bonds: US46514Y8A80 2035 Bonds: US46514Y8B63
Joint Bookrunners:	BofA Securities, Inc. (20%); Citigroup Global Markets Inc. (20%); Deutsche Bank Aktiengesellschaft (20%); Goldman Sachs & Co. LLC (20%); J.P. Morgan Securities plc (20%)
Issuer Ratings:	Baa1 (negative) / A (negative) / A (negative)* (Moody’s) / (Standard & Poor’s) / (Fitch)
Expected Issue Ratings:	Baa1 / A / A* (Moody’s) / (Standard & Poor’s) / (Fitch)

*Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of each other rating.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the Preliminary Prospectus Supplement, dated February 11, 2025 (the “Preliminary Prospectus Supplement”), and the accompanying Base Prospectus, dated May 20, 2020 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”). The information in this pricing term sheet supplements and supersedes the information in the Prospectus to the extent it is inconsistent with the information contained therein.

The Preliminary Prospectus Supplement and accompanying Base Prospectus are available under the following link:

https://www.sec.gov/Archives/edgar/data/52749/000110465925011201/tm255845-1_424b5.htm

1 We expect that delivery of the Bonds will be made to investors on or about February 19, 2025, which will be the fifth business day, accounting for federal holidays as observed in the United States, following the date of this pricing term sheet. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade the Bonds any date prior to the first business day before delivery will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Bonds who wish to trade Bonds on any date prior to the first business day before delivery should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Aktiengesellschaft at +49(69)910-30725, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities plc at +44-20-7134-2468.

MiFID II and UK MiFIR – professional investors/ECPs only/No PRIIPs or UK PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the Bonds are not available to retail investors in the EEA or UK.